Exhibit 3.3
Delaware PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE  CERTIFICATE OF CORRECTION OF "CARDIMA, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF APRIL, A.D. 2010, AT 9:01 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware
Secrets of State
Division of Corporations
Delivered 09:01 PM 04/01/2010
FILED 09:01 PM 04/01/2010
SRV 100345816 - 2315776 FILE

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF ELIMINATION

OF

CARDIMA, INC.

Cardima, Inc., a Delaware corporation (the "Corporation"), pursuant to Section 103(f) of the Delaware General Corporation Law, certifies as follows:

FIRST:  The Certificate of Elimination of the Corporation filed in the office of the Secretary of State of the State of Delaware (the "State Office") on June 4, 2007 is an inaccurate record of the corporate action therein because it was not duly authorized and adopted in accordance with the requirements of Section 141 of the Delaware General Corporation Law.

SECOND:  As a result of such inaccuracy, the Certificate of Elimination filed in the State Office on June 4, 2007 is null and void and shall have no further force and effect.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Correction this 24th day of March, 2010.

CARDIMA, INC.

By:	/s/ Robert Cheney
Name: Robert Cheney
Title: CEO